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                                                                     EXHIBIT 3.2

                          CERTIFICATE OF AMENDMENT OF

                           ARTICLES OF INCORPORATION

                             OF RAMP NETWORKS, INC.

     The undersigned, Mahesh Veerina and Tae Hea Nahm, hereby certify that:

     ONE: They are the duly elected and acting President and Assistant Secretary, respectively, of this corporation.

     TWO: Article III(A) of the Articles of Incorporation of the corporation is amended in its entirety as follows:

     "A.  Authorized Stock.  The corporation is authorized to issue two classes
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of stock to be designated, respectively, "Common Stock" and "Preferred Stock".
The total number of shares which the corporation is authorized to issue is Fifty-Nine Million Seven Hundred Ten Thousand Eight Hundred Forty-One (59,710,841) shares. The number of shares of Preferred Stock authorized to be issued is Nineteen Million Seven Hundred Ten Thousand Eight Hundred Forty-one (19,710,841) shares, having no par value, of which Seven Million Nine Hundred Ninety-Six Thousand Three Hundred Twelve (7,996,312) shares shall be designated as Series A Preferred Stock, Four Million Three Hundred Fifty-Eight Thousand Three Hundred Fifty-Six (4,358,356) shares shall be designated as Series B Preferred Stock, Two Million Nine Hundred Eighty-One Thousand Nine Hundred Twelve (2,981,912) shares shall be designated as Series C Preferred Stock, and Four Million Three Hundred Seventy-Four Thousand Two Hundred Sixty-One (4,374,261) shares shall be designated as Series D Preferred Stock. The number of shares of Common Stock authorized to be issued is Forty Million (40,000,000) shares, having no par value."

     THREE: The foregoing amendment has been approved by the Board of Directors of the Corporation.

     FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with paragraphs 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 7,289,411 Common Shares, 7,996,312 shares of Series A Preferred Stock, 4,358,356 shares of Series B Preferred Stock, 2,956,082 shares of Series C Preferred Stock and 4,208,863 shares of Series D Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceed the vote required, such required vote being a majority of the outstanding shares of Common Stock and Preferred Stock, each voting separately as a class, and holders of a majority of the Series C Preferred Stock, voting separately.
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     We further declare under penalty of perjury under the laws of the State of
California that we have read the foregoing Amendment of Articles of Incorporation and know the contents thereof and that the same are true of our own knowledge.



Dated:  November 17, 1998


                         /s/ Mahesh Veerina
                         ____________________________________
                         Mahesh Veerina, President

                         /s/ Tae Hea Nahm
                         ____________________________________
                         Tae Hea Nahm, Assistant Secretary

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